EXHIBIT 99.02

For release: May 3, 2006

Contact: Gerald Coggin, Senior VP of Corporate Relations

Phone: (615) 890-2020

NHC increases quarterly dividend

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), one of the nation's oldest long-term health care companies, announced today that it will pay a quarterly dividend of 18 cents per common share to shareholders of record on June 30 and payable on September 1, 2006. This represents an increase of three cents over last quarter's dividend.

"We believe this increase is appropriate in light of the Company's earnings, cash position and the current individual income tax environment," said President Robert Adams. "The board noted that the amount of future dividends will be considered from time to time based on these factors."

NHC operates for itself and third parties 74 long-term health care centers with 9,095 beds. NHC also operates 30 homecare programs, six independent living centers and assisted living centers at 22 locations. NHC's other services include managed care specialty medical units, Alzheimer's units, hospice and a rehabilitation services company. In order to understand in all material respects the financial condition, results of operations and cash flows of NHC, the investors must review our most recent Form 10-Q quarterly report, Form 10-K annual report and press releases which are available on our website at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHC's best judgment as of the date of this release.